Exhibit 10.1

FORBEARANCE AND STANDSTILL AGREEMENT

THIS FORBEARANCE AND STANDSTILL AGREEMENT (the “Agreement”) is entered into as of June 30, 2011 by and between NEDAK Ethanol, LLC, a Nebraska limited liability company, (the “Borrower”), and Arbor Bank, a Nebraska banking corporation (the “Lead Lender”) with the intent and agreement that this Agreement shall be effective as of the Effective Date defined below. Lead Lender and Borrower shall each individually be a “Party” and collectively, the “Parties”.

RECITALS

A.           Reference is made to that certain Loan Agreement dated as of June 19, 2007 (the “Loan Agreement”), by and among Borrower and Lead Lender, and the Promissory note issued thereunder by Borrower and made payable to Lead Lender dated as of June 19, 2007 in the principal sum of $6,864,000 (the “Borrower’s Note”) under which Lead Lender and certain other lenders has provided tax increment financing in connection with the development by Borrower of a 44 million gallon ethanol plant in the City of Atkinson (the “Facility”). Unless otherwise defined, terms in this Agreement with an initial capital letter will have the meaning given such term in the Loan Agreement.

B.           On August 12, 2010, the Lead Lender filed a lawsuit in the District Court of Douglas County, Nebraska (the “Court”) against the Borrower (designated Arbor Bank v NEDAK Ethanol, LLC, Doc. 1110 No. 213, the “Lender Suit”) alleging that Borrower has failed to make certain payments required under the Borrower’s Note and failed to comply with certain other covenants under the Loan Agreement. On October 29, 2010, the Lead Lender filed a motion for summary judgment (the “Lender Summary Judgment Motion”). On April 20, 2011, the Court issued a preliminary order finding in favor of the Lead Lender with respect to the default by the Borrower on the TIF Loan and directing that a hearing be held to establish the interest and costs.

C.           Borrower is party to a Master Credit Agreement, as amended and supplemented (the “Senior Credit Agreement”), with AgCountry Farm Credit Services FCA (f/k/a Farm Credit Services of Grand Forks, North Dakota) (“Senior Lender”) regarding a senior secured credit facility (the “Senior Credit Facility”). Borrower and Senior Lender have entered into several forbearance agreements, including the Seventh Supplement and Forbearance Agreement dated as of February 1, 2011 (the “Senior Lender Forbearance”) pursuant to which Senior Lender has agreed to forbear from its rights under the Senior Credit Agreement until June 30, 2011, or the occurrence of an event of default under the Senior Lender Forbearance. Included among such events of default are any actions by the Lead Lender to exercise any right or remedy under any the Loan Agreement, or the issuance or entry of any judgment, decree or order for the payment of money against Borrower or the award of equitable relief in connection with the Lender Suit and the Lender Summary Judgment Motion.

D.           Borrower has undertaken a plan to raise capital (the “2011 Offering”) in order to remedy the current defaults under the Senior Credit Facility and the Loan Agreement and to complete a restructuring of its debt to allow for continued operations of the Facility, as is more fully described in the Borrower’s Confidential Private Placement Memorandum dated

April 7, 2011 (as supplemented from time to time, the “2011 Offering PPM”). A copy of the 2011 Offering PPM has been provided to the Lead Lender.

E.           In connection with the 2011 offering and the proposed restructuring plan, Borrower intends to enter into an Ethanol Purchase And Sale Agreement and the Ethanol Tank Lease with Tenaska Biofules, LLC (together, the “Tenaska Agreements”). This Agreement is imperative to aid Borrower in its efforts to negotiate favorable terms with Tenaska Biofuels, LLC and the Senior Lender in their respective agreements. Borrower and Lead Lender wish to cooperate to support Borrower’s activities to complete the 2011 Offering, allow Borrower to enter into the Tenaska Agreements and for the implementation of the plan.

F.           To induce Lead Lender to enter into this Agreement and thereby forbear from exercising Lender’s rights, powers and remedies under the Loan Agreement, Borrower’s Note and other Loan Documents and the law, Borrower has agreed to adhere to the promises and covenants set forth herein.

G.           Lead Lender is willing to forebear during the Standstill Period (defined below) from exercising its rights, remedies and powers under the Loan Agreement, Borrower’s Note, the other Loan Documents and the law subject to the terms and conditions set forth herein, provided that Lead Lender does not waive any Events of Default by Borrower or any of such rights, powers and remedies.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lead Lender, acting on behalf of itself and each Participant, agree as follows:

1.           Recitals. Borrower acknowledges and agrees that each of the Recitals and facts set forth in Paragraphs A through G above is true and correct and is incorporated herein by this reference and made a part hereof.

2.           Reaffirmation of the Terms and Undertakings of the Loan Documents and Other Agreements. Borrower acknowledges and agrees that, as a result of certain Events of Default, Lead Lender has validly accelerated and the entire unpaid balance of Borrower’s Note is due and owing to Lead Lender without setoff, defense or counterclaims of any kind whatsoever, and that Borrower is absolutely and unconditionally liable to Lead Lender for the same to the full extent set forth in the Recitals together with any interest and other costs (including collection costs) that continue to accrue after the date hereof, and that such liability is not subject to any defense, setoff or counterclaim. Borrower acknowledges and agrees that the terms of the Loan Agreement, Borrower’s Note, any other Loan Documents, and any other agreements delivered in favor of Lead Lender prior to the date hereof are valid and remain in full force and effect in accordance with their terms, and are hereby reaffirmed and restated effective as of the date hereof as if fully set forth herein.

3.           Validity and Enforceability of the Loan Agreement, Borrower’s Note, Loan Documents and Other Agreements. Borrower acknowledges and agrees that the Loan Agreement, Borrower’s Note, and any other Loan Documents, are valid, binding and fully enforceable according to their terms. Any technical defects in the Loan Agreement, Borrower’s

Note, or any other Loan Documents, whether known or unknown, are hereby unconditionally and absolutely waived by Borrower. Borrower hereby waives any and all rules of construction, if any, and arguments that this Agreement, the Loan Agreement, Borrower’s Note and other Loan Documents are to be construed against Lead Lender as a result of its participation in the drafting hereof and thereof.

4.           No Waiver by Lead Lender of Existing Defaults, Rights and Remedies. Nothing in this Agreement or otherwise should or shall be construed as a waiver by Lead Lender of any existing Events of Default. Lender retains and has not waived any of its rights and remedies set forth in the Loan Agreement, Borrower’s Note, the other Loan Documents or provided for at law. Lead Lender’s agreement to forbear under this Agreement shall not constitute an extension of the maturity date under the Loan Documents, a waiver of any defaults under the Loan Documents and except as specifically agreed to under the terms of this Agreement and for the term of this Agreement, Lead Lender shall at all times retain all rights and remedies available to it under the Loan Documents and applicable law. Borrower agrees that the Loan shall remain due and payable subject to the terms of this Agreement. Lead Lender’s agreement to forbear from exercising its remedies under the Loan Documents shall terminate upon the expiration of the Standstill Period under this Agreement.

5.           Balance Due to Lead Lender. Borrower affirms, acknowledges and admits that the unpaid balance due to Lead Lender from Borrower in connection with the Loan as of June 20, 2011, is as set forth on Exhibit A, attached hereto, which includes expenses, late charges and default interest which are continuing.

6.           Payments. Subject to Sections 7 and 8 hereof, Borrower agrees to make the following payments:

a.           Within three (3) business days of execution of this Agreement by Lead Lender and delivery of this Agreement to Borrower, Borrower shall cause to be paid to the Lead Lender a payment of $25,000 (the “First PILOT Payment”).

b.           On or before July 29, 2011, and on or before the last business day of each calendar month thereafter, Borrower shall cause to be paid to the Lead Lender a payment of $25,000 (the “Monthly PILOT Payments”).

Borrower and Lead Lender agree that the First Pilot Payment and subsequent Monthly Pilot Payments shall be applied first to the expenses as set forth on Exhibit A, then late charges, then interest and then to principal. Lead Lender acknowledges and agrees that the First Pilot Payment and subsequent Monthly Pilot Payments may be paid by funds other than from the Borrower.

7.           Standstill. Lead Lender hereby agrees to forbear from exercising any rights and remedies under the Loan Documents, applicable law or otherwise including, but not limited to, the filing or pursuit of any claim against Borrower in any court, including, but not limited to, the litigation pending in the Lender Suit, for a period beginning as of the Effective Date of this Agreement and ending on September 30, 2011, or, if earlier (a) the date Senior Lender takes any action to enforce its rights or remedies with respect to property of the Borrower, (b) any

Standstill Event of Default if such default is not cured within any cure period specified in Section 12 for such default (the “Standstill Period”).

8.           Lender Suit. Lead Lender agrees to take the following actions with respect to the Lender Suit:

a.           Immediately upon receipt of the First PILOT Payment, Borrower and Lead Lender shall file with the Court a joint stipulation for withdrawal of hearing request and stay of proceedings of the Lender Suit, until such time as the Standstill Period expires as provided in Section 12 or this Agreement is terminated;

b.           Lead Lender hereby agrees that during the Standstill Period, Lead Lender will not take any action with respect to the Lender Suit without the written consent of the Borrower, or initiate any other action in any court with respect to the Borrower’s Note or Loan Documents, and shall not file any motion, serve any discovery, take any action to lift any stay, file any proposed progression order or certificate of readiness for trial, or take any other action to prosecute any claims asserted in the Lender Suit, or file any complaint or petition in any court, unless Borrower consents in writing, or unless a Standstill Default described in either Section 12.a or 12.c has occurred and has not been cured, and the specified cure period has expired.

c.           If at any time during the Standstill Period Borrower has paid in full all amounts due to Lead Lender under the Note and Loan Agreement, as well as those amounts described on Exhibit A attached hereto, is current on payment of all real estate taxes in respect of the Facility, and is current on all payments under Borrower’s Note without regard to Lead Lender’s acceleration thereof and has fully funded the Debt Service Reserve, Lead Lender shall file a motion with the Court to dismiss the Lender Suit without prejudice to the claims of the Lead Lender or waiver of the defenses of the Borrower.

9.           Conditions Precedent to Effectiveness of this Agreement. This Agreement shall not be effective as against Lead Lender unless and until each of the following conditions shall have been satisfied in Lead Lender’s sole and absolute discretion or waived by the Lead Lender in writing, for whose sole benefit such conditions exist:

a.           Payments. Lead Lender shall have received the First PILOT Payment.

b.           Delivery of Executed Agreement. Lead Lender shall have executed and delivered this Agreement to Borrower and shall have received this Agreement duly executed by Borrower which shall constitute delivery thereof by Borrower.

The “Effective Date” shall be the date in which the last of the above conditions are satisfied or waived by the Lead Lender.

10.           Representations and Warranties. Borrower hereby represents and warrants to the Lead Lender as follows:

a. Corporate Power; Authorization. Borrower has the full legal power, and has been duly authorized by all requisite corporate or limited liability company action, to execute and deliver this Agreement, and to perform its obligations hereunder. Borrower has duly executed and delivered this Agreement, which agreement is fully enforceable in accordance with its terms.

b. Accuracy of Financial Information. All financial information concerning Borrower and Borrower’s operations, all financial statements, reports and other records concerning the same provided to Lead Lender as of the date hereof, has been maintained in a timely, accurate and complete manner in accordance with generally accepted accounting principles, and such information accurately and honestly reflects and represents the capital structure of Borrower, its assets and liabilities, and its treatment of the same, including without limitation Borrower’s accounts receivable, accounts payable, and customer deposits.

c.           No Violation. The execution, delivery, and performance of this Agreement do not and will not (i) violate any law, rule, regulation, or court order to which Borrower is subject, or (ii) conflict with or result in a breach of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which its properties are bound.

11.           Covenants. Borrower hereby agrees and covenants that during the Standstill Period:

a.           Payments in the Ordinary Course of Business. Borrower shall make payments on its trade payables and other operating expenses only in the ordinary course of its business and only to the extent that the payment thereof does not constitute or result in an Event of Default.

b.           Compliance with this Agreement. Borrower shall be in compliance with all of the terms and conditions of this Agreement.

c.           Conduct Business in Ordinary Course. Borrower shall conduct its operations and business in the ordinary course of business and shall not accelerate the payment, or cause the acceleration of any payment, of any amount due to any vendor; provided, however, that the conduct of business contemplated by the Tenaska Agreements shall be considered in the ordinary course of business during the Standstill Period.

d.           Reporting. Borrower agrees to provide Lead Lender with all statements, reports, and certificates that Borrower provides to the Senior Lender concurrent with the delivery to the Senior Lender beginning on the Effective Date and lasting though the Standstill Period including, without limitation, all items required under the Seventh Supplement.

e.           Notifications. Borrower agrees to immediately notify Lead Lender of Borrower’s receipt or knowledge of any of the following: (i) notice of default under the

Senior Credit Facility or the Senior Lender Forbearance, or (ii) any action by the Senior Lender to enforce its rights or remedies with respect to property of the Borrower.

f.           Restricted Payments. During the Standstill Period, Borrower shall not make any payments for director fees or payments on indebtedness for borrowed money to former or current officers, directors or members of Borrower. Notwithstanding the foregoing, Borrower is authorized to reimburse directors for travel expenses and to pay salary and benefits due to directors who are also employees of the Borrower, in all respects consistent with past practices and in customary amounts.

g.           Material Developments. Borrower’s representatives, professionals and their officers shall promptly advise Lead Lender of any material adverse developments in the business or operations of Borrower or matters that could reasonably be expected to negatively impact Borrower’s budget or otherwise constituting, with or without the passage of time, a material adverse effect on Borrower.

h.           Further Assurances. Borrower shall execute such other and further documents and instruments and shall take such further action as the Lead Lender may reasonably request to implement the provisions of this Agreement, the Loan Agreement, Borrower’s Note and the other Loan Documents.

12.           Standstill Event of Default. A “Standstill Event of Default” shall mean, with respect to the Borrower, the occurrence of any one or more of the following events that is not cured within the time period noted, if any:

a.           The Borrower fails to make any payment required pursuant to Section 6 hereof, on or before the day such payment is due, and such failure is not cured within 10 days of such date.

b.           Any breach or default under or any Event of Default described in the Loan Agreement, Borrower’s Note or any of the Loan Documents, or any of the documents executed in connection with this Agreement, that are not existing or are existing but have not been disclosed to or known by the Lead Lender as of the date of this Agreement, which is not cured within the time period allowed in the Loan Documents;

c.           The occurrence or continuation of any default or Event of Default under the Senior Credit Agreement or any other agreement between Senior Lender and Borrower which results in the commencement of foreclosure proceedings against the Facility or the exercise by the Senior Lender of any of its other rights and remedies against Borrower;

d.           Any instrument, document, report, schedule, agreement, representation or warranty, oral or written, made or delivered to Lead Lender by Borrower, or any of Borrower’s directors, officers, shareholders, agents, or representatives in connection with this Agreement is untrue or incorrect in any material respect when made or delivered;

e.           Any provision contained in this Agreement, the Loan Agreement, the Borrower’s Note or any other Loan Document in connection with any of the Borrower’s obligations hereunder or any of Borrower’s obligations thereunder shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall  deny or challenge any further liability or obligation hereunder or thereunder, as the case may be; or

f.           Borrower fails to observe any covenant or agreement in or otherwise defaults under the terms of this Agreement.

13.           Remedies. Time is of the essence of this Agreement. Subject to Section 8 in this Agreement, upon the occurrence of any Standstill Event of Default which is not cured within any time period allowed for such default: (i) Lead Lender may proceed to protect, exercise, and enforce any and all such rights, powers, privileges and remedies as may be provided by this Agreement, the Loan Agreement, the Borrower’s Note or any other Loan Documents and/or under law or in equity; and (ii) Lead Lender shall be entitled to have and may file a motion to cause the stay of the Lender Suit to be lifted. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, at Lead Lender’s option, singly in any order or sequence, or concurrently, and no failure on the part of Lead Lender to exercise, and no delay in exercising, any right or remedy under this Agreement, the Loan Agreement, the Borrower’s Note, any other Loan Documents or provided for at law or in equity shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Borrower agrees to reasonably cooperate with Lead Lender in connection with the exercise of any right or remedy and further agrees that it will not interfere with any right, remedy or power of Lead Lender provided in this Agreement or any other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Lead Lender of any one or more of such rights, powers or remedies. Any inconsistencies among this Agreement, the Loan Agreement, the Borrower’s Note, and the Loan Documents and any documents executed in connection with this Agreement will be interpreted in the manner most favorable to Lead Lender and, in particular, in any manner so as to provide Lead Lender the broadest scope of rights and remedies.

14.           Amendments. This Agreement can be waived, modified, amended, terminated or discharged only in a writing signed by Lead Lender. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lead Lender.

15.           No Waiver, Etc. No failure or delay by Lead Lender in exercising any rights, powers or remedies under this Agreement, the Loan Agreement, Borrower’s Note, the other Loan Documents, or any other obligations of Borrower to Lender will be a waiver thereof. The acceptance by Lead Lender of any partial performance as to any duty of performance owed to Lead Lender will not operate to impair Lead Lender’s rights to obtain or demand the full performance thereof.

16.           Release of Claims. In consideration of this Agreement and the standstill and other consideration afforded hereby, Borrower hereby fully and finally releases, remises, acquits, and forever discharges, with prejudice, Lead Lender and each of its participants in the Loan and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, members, shareholders, participants, predecessors, successors and assigns, subsidiary corporations, parent corporations, affiliates and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof and in any way directly or indirectly arising out of or in any way connected to the Loan Agreement, Borrower’s Note, or any other Loan Documents, including but not limited to, claims, liabilities or obligations relating to any settlement negotiations, representations, commitments, arrangements, liabilities, offsets or deductions of sums owed to or by Borrower (all of the foregoing hereinafter called the “Released Matters”). Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters; provided, however, that any and all rights, benefits, agreements and obligations set forth in this Agreement are not and shall not be Released Matters and shall not be impaired or abridged thereby. Borrower represents and warrants to Lead Lender that it has not purported to transfer, assign, or otherwise convey any right, title, or interest of Borrower in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.

17.           Waiver. BORROWER HEREBY WAIVES EVERY PRESENT DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE TO ANY ACTION BY LEAD LENDER IN ENFORCING OR EXERCISING ANY RIGHT, POWER OR PRIVILEGE UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN AGREEMENT, BORROWER’S NOTE AND THE LOAN DOCUMENTS. BORROWER RATIFIES AND CONFIRMS WHAT LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT, THE LOAN AGREEMENT, BORROWER’S NOTE AND THE LOAN DOCUMENTS. THIS PROVISION, AND THE RELEASES SET FORTH IN SECTION 16 OF THIS AGREEMENT, IS A MATERIAL INDUCEMENT FOR LEAD LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

18.           Effect of Acknowledgments. Any and all acknowledgments contained in this Agreement, including but not limited to those contained in Sections 1, 2, and 3 above, are intended to be and may be construed to be affirmative covenants, representations and warranties of Borrower.

19.           Collection Costs. Borrower shall remain obligated to Lead Lender for all costs and fees, including but not limited to reasonable attorneys’ fees, incurred in connection with the Loan to the extent provided for under the Loan Agreement and other Loan Documents. Such costs and fees shall include, but not be limited to, unpaid expenses and fees relating to the preparation and execution of this Agreement, and also including but not limited to expenses and fees relating to the enforcement of rights and remedies of Borrower in connection with the Loan.

20.           Jury Trial Waiver. Borrower hereby IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY with regard to any actions, claims, disputes or proceedings directly or indirectly arising out of or connected with the Loan, this Agreement, or any documents executed in connection with this Agreement and the Loan, any transactions or occurrences arising therefrom, or the enforcement and/or interpretation of any of the foregoing.

21.           Advice of Counsel. Borrower has obtained such counsel as each deems appropriate before entering into this Agreement, and each has independently determined to enter into this Agreement.

22.           Entire Agreement. There are no oral side agreements between Borrower and Lead Lender relative to the terms hereof; the Loan Agreement, the Borrower’s Note, the other Loan Documents and this Agreement, and the documents executed in connection with this Agreement, represent the entire agreement between the parties relative to the subject matter hereof which cannot be modified except in writing.

23.           Severability. Any provision of this Agreement which is prohibited or unenforceable will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this Agreement.

24.           Headings. The bold-faced headings at the beginning of each paragraph are for convenience only and are not intended to be part of the substance of this Agreement; any perceived inconsistencies between the heading and the text are to be governed exclusively by the text.

25.           Counterparts. This Agreement may be executed in facsimile and in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

26.           Further Assurances. Borrower shall execute such other and further documents and instruments and shall take such further action as Lead Lender may reasonably request to implement the provisions of this Agreement and the other Loan Documents.

27.           Reservation of Rights. NOTHING CONTAINED IN THIS AGREEMENT OR OTHERWISE SHALL BE DEEMED TO CREATE A COURSE OF DEALING OR OTHERWISE ENTITLE BORROWER TO A CONSENT TO, OR A WAIVER, AMENDMENT, MODIFICATION, OR OTHER CHANGE OF, ANY OF THE TERMS, CONDITIONS, OBLIGATIONS, COVENANTS, OR AGREEMENTS CONTAINED IN THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN SIMILAR OR DIFFERENT CIRCUMSTANCES IN THE FUTURE. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT SHALL NOT BE DEEMED AN AGREEMENT BY LENDER TO MAKE OR RENEW ANY LOANS, GRANT ANY FURTHER WAIVERS OR EXTEND ANY FORBEARANCES OR FINANCIAL ACCOMMODATIONS OTHER THAN THOSE SPECIFICALLY CONTAINED HEREIN.

28.           Notices. Any and all notices, requests, or other communications contemplated by or with respect to this Agreement shall be made in accordance with the Loan Documents.

29.           Governing Law. This Agreement shall be governed as set forth in the Loan Documents.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date noted above.

LEAD LENDER: ARBOR BANK

By:	/s/ Mark D. Jepson
Name	Mark D. Jepson
Title	Executive Vice President

BORROWER: NEDAK ETHANOL, LLC

By:	/s/ Jerome Fagerland
Name	Jerome Fagerland
Title	President and General Manager

EXHIBIT A

PRINCIPAL AND INTEREST DUE AS OF 6/20/11 TO ARBOR BANK
Principal due as of 6/20/11	$6,586,300.00
Interest due as of 6/20/11	$ 590,041.52
Late fees due as of 6/20/11	$ 0.00
TOTAL	$7,176,341.52*

Per Diem Interest: Beginning 6/21/11 at the following rate: $2,469.86.

*: As shown below, the payments received from the City of Atkinson on March 31, 2011 and May 6, 2011, as a result of Arbor Bank’s purchase of the tax certificates, have been applied as payments in reaching the above calculated debt total.

Pursuant to the terms of the Loan Agreement and the Promissory Note, additional late fees, costs and other fees may be due or may become due and the above calculations do not account for such additional amounts. Such late fees, costs, and other fees will be added to the total outstanding amount due from NEDAK to Arbor Bank in accordance with the terms of the Loan Agreement and the Promissory Note when appropriate.

Payments Applications Pursuant to the Loan Agreement and Promissory Note

Date	Amount	Payment Type / Application	Account
12/3/2007	$298,870.00	Interest payment	Capitalized Interest Fund
6/16/2008	$335,096.66	Interest payment	Debt Service Reserve Fund
12/1/2008	$327,851.34	Interest payment	Debt Service Reserve Fund
6/24/2009	$331,474.00	Interest payment	Capitalized Interest Fund
6/30/2009	$139,000.00	Principal payment	Capitalized Interest Fund
12/9/2009	$329,337.82	Interest payment	NEDAK Ethanol Dynamics
12/30/2009	$146,000.00	Late fees, costs & principal payment	Capitalized Interest Fund
7/1/2010	$ 59,347.99	Late fees, costs & interest payment	Capitalized Interest Fund
3/31/2011	$ 12,106.93	Late fees & interest payment	Atkinson County Tax Credit
3/31/2011	$520,000.00	Late fees & interest payment	Atkinson: Tax Receipt Redemption
5/6/2011	$ 49,497.86	Late fees & interest payment	Atkinson: Tax Receipt Redemption
6/14/2011	$ 12,106.93	Late fees & interest payment	Atkinson County Tax Credit